EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 16, 2023, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of PCTEL, Inc. on Form 10-K for the year ended December 31, 2022. We consent to the incorporation by reference of said reports in the Registration Statements of PCTEL, Inc. on Forms S-8 (File No. 333-233242; File No. 333-205754; File No. 333-198134; File No. 333-106891; File No. 333-75204; File No. 333-70886; File No. 333-168222; File No. 333-135586; File No. 333-131020; File No. 333-122117; File No. 333-112621; File No. 333-103233; File No. 333-82120; File No. 333-61926 and File No. 333-34910).

/s/ Grant Thornton LLP

Chicago, Illinois

March 16, 2023